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                                                                     EXHIBIT 5.1


                              September 22, 1995


Board of Directors
Rowan Companies, Inc.
5450 Transco Tower
2800 Post Oak Boulevard
Houston, Texas 77056-6196

Gentlemen:

              We have acted as counsel to Rowan Companies, Inc., a Delaware corporation (the "Company"), in connection with the proposed offering and sale by certain selling stockholders of the Company, pursuant to a prospectus forming a part of the Registration Statement on Form S-3, dated September 22, 1995 (the "Registration Statement"), of an aggregate of 1,525,926 shares (the "Shares") of Common Stock, par value $.125 per share, of the Company, issuable in connection with conversion of the Series III Convertible Subordinated Debentures due 2004 (the "Series III Debentures") and Series III Convertible Preferred Stock, par value $1.00 per share ("Series III Preferred Stock"), of the Company issued under the Rowan Companies, Inc. 1986 Convertible Debenture Incentive Plan, as amended (the "Plan").

              As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of public officials and such other instruments as we have deemed necessary for the purposes of the opinions contained herein. As to all matters of fact material to such opinions, we have relied upon the representations of officers of the Company. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies.

              Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and that the Shares, after issuance in connection with the conversion of the Series III Debentures and the Series III Preferred Stock in accordance with the terms of the Plan and when sold in conformance with the terms of the Plan and with the provisions of the Prospectus, will be validly issued, fully paid and nonassessable.

              We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                                      Very truly yours,


                                                      ANDREWS & KURTH L.L.P.